EXHIBIT 10.1
CONVERSION AGREEMENT
     This Conversion Agreement (this “Agreement”), is made and entered into as of June 15, 2007 by and among Northwest Biotherapeutics, Inc., a Delaware corporation (the “Company”), Toucan Capital Fund II, L.P., a Delaware limited partnership (“Toucan Capital”) and Toucan Partners, LLC, a Delaware limited liability company (“Toucan Partners”).
Recitals
     A. Toucan Capital holds 32,500,000 shares of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), which have the voting powers, designations, preferences, protective provisions and other special rights, and qualifications, limitations and restrictions thereof set forth in the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Preferred Stock (the “Certificate of Designations of Series A Preferred Stock”) of the Company. Toucan Capital also holds 4,816,863 shares of Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), which have the voting powers, designations, preferences, protective provisions and other special rights, and qualifications, limitations and restrictions thereof set forth in the Certificate of Designations, Preferences and Rights of Series A-1 Cumulative Preferred Stock (the “Certificate of Designations of Series A-1 Preferred Stock” and, together with the Certificate of Designations of Series A Preferred Stock, the “Certificates of Designation”) of the Company.
     B. The Company desires to have Toucan relinquish the preferences, protective provisions and other special rights relating to the Series A and Series A-1 Preferred Stock, and the Company recognizes that such preferences, protective provisions and other special rights have substantial economic value.
     C. Toucan is willing to accommodate the Company’s desire by converting its Series A and Series A-1 Preferred Stock into Common Stock, conditional upon the terms and conditions set forth herein, including, without limitation, the completion by the Company of a sale and issuance of Common Stock on the London AIM market totaling at least £10 million, no later than June 22, 2007, and Toucan Capital is providing written notice, contemplated by Section 5(D) of the Certificates of Designations, to the Company of such conversion by virtue of this Agreement.
     D. Toucan Capital and the Company desire to enter into an agreement with respect to the satisfaction of accrued and unpaid dividends on the Preferred Stock as of the time of the conversion of the Preferred Stock into Common Stock, subject to the terms and conditions set forth below.
     E. In consideration for (i) Toucan Capital’s voluntary conversion of the Preferred Stock (excluding any accrued and unpaid dividends) into Common Stock as evidenced hereby, (ii) Toucan Capital’s voluntary elimination of a number of rights, preferences and protections associated with the Series A Preferred Stock and the Series A-1 Preferred Stock, including, without limitation, the liquidation preference entitling Toucan Capital to certain substantial cash payments, (iii) Toucan Capital’s voluntary agreement to amend its Warrants for Series A and Series A-1 Preferred Stock to provide that such Warrants shall cease to be exercisable for Series

A or Series A-1 Preferred Stock and shall be exercisable only for Common Stock, (iv) Toucan Partners’ voluntary agreement to amend certain notes and warrants to eliminate Toucan Partners’ existing rights to receive Series A-1 Preferred Stock under such notes and warrants, and provide that Toucan Partners shall receive Common Stock in lieu of Series A-1 Preferred Stock under such notes and warrants; (v) Toucan Partners’ voluntary elimination of a number of rights, preferences and protections associated with the Series A-1 Preferred Stock, including, without limitation, the liquidation preference entitling Toucan Partners to certain substantial cash payments, the Company is agreeing to issue additional shares of Common Stock to Toucan Capital and Toucan Partners upon conversion of the Preferred Stock described herein and execution of the amendments described herein, subject to the terms and conditions set forth below.
     E. The parties also are agreeing hereby to provide for the amendment and termination of certain agreements pursuant to which Toucan Capital and Toucan Partners are voluntarily agreeing to relinquish certain rights, subject to the terms and conditions set forth below.
Agreement
     Now, therefore, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1: PREFERRED STOCK CONVERSION, AND AMENDMENT OR ELIMINATION OF CERTAIN PREFERENCES, PROTECTIONS AND SPECIAL RIGHTS
1.1 Conversion of Preferred Stock. Effective as of the date on which the Company’s securities are admitted for trading on the Alternative Investments Market of the London Stock Exchange (the “Admission Date”), the 32,500,000 shares of Series A Preferred Stock represented by Certificate No. CPA-1 shall be converted on a fifteen-for-one (15:1) basis into 2,166,667 shares of Common Stock of the Company, as provided in Section 5(B) of the Certificate of Designations of Series A Preferred Stock. Effective as of the Admission Date, the 4,816,863 shares of Series A-1 Preferred Stock represented by Certificate No. CPA1-1 shall be converted on a fifteen-for-forty (15:40) basis into 12,844,968 shares of Common Stock of the Company, as provided in Section 5(B) of the Certificate of Designations of Series A-1 Preferred Stock. Accordingly, in the aggregate, effective as of the Admission Date, the shares of Preferred Stock held by Toucan Capital will be converted into an aggregate of 15,011,635 shares of Common Stock of the Company. The parties agree that the numbers of shares of Common Stock, per share prices and conversion ratios set forth in this Agreement give effect to the 1-for-15 reverse stock split of Common Stock to be effected between the date hereof and Admission.
1.2 Treatment of Accrued Dividends. Pursuant to Section 5(D) of the Certificates of Designation, Toucan Capital is entitled to receive, in cash or additional shares of stock, accrued and unpaid dividends on the Preferred Stock being converted into Common Stock on the Admission Date. Such dividends have accrued and will accrue from the date of issuance through the date of conversion into Common Stock. In consideration of Toucan Capital’s election to defer receipt of the satisfaction of such accrued and unpaid dividends on the Admission Date

(which are currently estimated to be approximately $1,251,791), as provided in the Certificates of Designation, the parties hereby agree as follows:
(a) On or prior to September 30, 2007, the Company may elect to pay some or all of the accrued and unpaid dividends in cash.
(b) To the extent that all accrued and unpaid dividend are not paid in cash on or prior to September 30, 2007, then on or after October 1, 2007, Toucan Capital may elect, in its sole discretion, to have the accrued and unpaid dividends satisfied, in whole or in part (including through a combination of the following), by either: (i) cash payment; (ii) a reduction in the exercise prices of any or all Toucan Capital Warrants, chosen in Toucan Capital’s sole discretion, such that the aggregate exercise price of such Toucan Capital Warrants is reduced by an amount equal to the amount of accrued and unpaid dividends being satisfied through such adjustment; or (iii) the issuance of shares of Common Stock on the basis of $0.60 per share (after giving effect to the 1-for-15 reverse stock split of Common Stock to be effected between the date hereof and Admission, and as further adjusted for stock splits, stock dividends, reverse stock splits and similar actions effected after the date of Admission).
1.3 Elimination of Liquidation Preferences. In connection with Toucan Capital’s voluntary conversion of the Preferred Stock (excluding any accrued and unpaid dividends) into Common Stock as provided herein and Toucan Capital’s voluntary elimination of a number of rights, preferences and protections associated with the Series A Preferred Stock and the Series A-1 Preferred Stock as provided herein, the liquidation preference entitling Toucan Capital to certain substantial cash payments shall terminate. In connection with Toucan Partners’ voluntary elimination of its existing rights to receive Series A-1 Preferred Stock under certain notes and warrants, and elimination of a number of rights, preferences and protections associated with the Series A-1 Preferred Stock, the liquidation preference entitling Toucan Partners to certain substantial cash payments shall terminate.
1.4 Delivery of Stock Certificates. Effective upon Admission, Toucan Capital agrees to deliver its original Preferred Stock certificates to the Company for cancellation, and the Company agrees to issue Common Stock certificates representing the shares described herein, duly registered on the books and records of the Company’s transfer agent, to Toucan Capital and Toucan Partners, as appropriate.
1.5 Termination of Amended and Restated Binding Term Sheet, As Amended. The parties hereby agree that, effective upon Admission, that certain Amended and Restated Binding Term Sheet dated as of October 22, 2004, by and between the Company and Toucan Capital, as amended through the date of this Agreement, shall terminate and be null and void and of no further effect.
1.6 Termination of Amended and Restated Recapitalization Agreement, As Amended. The parties agree that, effective upon Admission, they will enter into the Termination Agreement in the form attached hereto as Exhibit A.

1.7 Amendment and Restatement of Investor Rights Agreement. The parties agree that, effective upon Admission, they will enter into the Second Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit B.
1.8 Agreements with Respect to Promissory Notes of Toucan Partners. Toucan Partners hereby agrees that it will not convert any portion of its convertible promissory notes into securities of the Company before July 1, 2007. Toucan Partners further agrees that, after the Admission Date, it will not convert any portion of its convertible promissory notes into securities other than Common Stock. The Company hereby agrees that it will not repay any amount outstanding on any convertible promissory notes held by Toucan Partners before June 30, 2007.
1.9 Agreements with Respect to Warrant Exercises by Toucan Partners. Toucan Partners hereby agrees that (i) prior to the Admission Date, it will not exercise any of the warrants that it holds as of the date hereof (the “Toucan Partners Warrants”) to acquire any securities of the Company, and (ii) on or after the Admission Date, it will not exercise any of the Toucan Partners Warrants to acquire securities other than Common Stock.
1.10 Agreements with Respect to Warrant Exercises by Toucan Capital. Toucan Capital hereby agrees that (i) prior to the Admission Date, it will not exercise any of the warrants that it holds as of the date hereof (the “Toucan Capital Warrants”) to acquire any securities of the Company, and (ii) on or after the Admission Date, it will not exercise any of the Toucan Capital Warrants to acquire securities other than Common Stock.
SECTION 2: ISSUANCE OF COMMON STOCK TO TOUCAN CAPITAL AND TOUCAN PARTNERS
In consideration for the actions to be taken as provided in Section 1, effective upon Admission (and in addition to the shares of Common Stock to be issued pursuant to Section 1.1 hereof), the Company shall issue 4,287,851 additional shares of Common Stock to Toucan Capital, and 2,572,710 shares of Common Stock to Toucan Partners.
SECTION 3: CONTINGENT NATURE OF THIS AGREEMENT
All of the obligations of the parties hereto are conditioned on and subject to the placing of at least £10 million of the Company’s Common Stock (the “Placing”) and admission of the Company’s securities for trading on the Alternative Investments Market of the London Stock Exchange (“Admission”) on or before June 22, 2007. If the Placing and Admission do not occur on or before June 22, 2007, this Agreement will be null and void in its entirety.
SECTION 4: MISCELLANEOUS
4.1 Share Numbers. The parties agree that the numbers of shares of Common Stock, per share prices and conversion ratios set forth in this Agreement give effect to the 1-for-15 reverse stock split of Common Stock to be effected between the date hereof and Admission.
4.2 Governing Law. This Agreement shall be governed by the internal substantive laws of the State of Delaware, without giving effect to principles of conflict of laws thereunder, as if entered into by two residents of Delaware and to be performed entirely within Delaware.

4.3 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns (if any).
4.4 Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
4.5 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.
4.6 Notices. All notices and other communications which are required to be or may be given under this Agreement shall be effective upon delivery, if (i) delivered in person or by courier or by facsimile, (ii) mailed, certified first class mail, postage prepaid, return receipt requested, or (iii) if sent by e-mail to the parties hereto at the addresses, facsimile numbers and/or e-mail addresses set forth on the signature pages hereto or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 4.6. Each party hereby consents to delivery of any and all corporate, stockholder and other notices from the Company by e-mail to the address below (or any subsequent address that such party notifies the Company of in accordance with this Section 4.6).
4.7 Counterparts. This Agreement may be signed in one or more counterparts, including facsimile counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
4.8 Toucan Partners Consent. To the extent required pursuant to the terms of the series of promissory notes, as amended, issued by the Company to Toucan Partners from November 14, 2005 through the date hereof, Toucan Partners hereby consents to the transactions contemplated herein.
[Signature Page Follows]

     In Witness Whereof, the parties have caused this Conversion Agreement to be executed and delivered as of the date first above written.

Northwest Biotherapeutics, Inc.		Toucan Capital Fund II, L.P.

By:		By:

	Alton Boynton		Linda F. Powers
	President		Managing Director

	Address:		Address:

	Northwest Biotherapeutics, Inc.		Linda F. Powers
	Attention: Alton Boynton		Managing Director
	18701 120th Avenue, NE,		Toucan Capital Corp.
	Suite 101		7600 Wisconsin Ave, 7th Floor
	Bothell, Washington 98011		Bethesda, MD 20814
	Facsimile: 425.608.3009		Facsimile: 240.497.4065
E-Mail:lpowers@toucancapital.com

Toucan Partners, LLC

By:

Linda F. Powers
Managing Member

Address:

Toucan Partners, LLC
7600 Wisconsin Avenue
Suite 700
Bethesda, MD 20814
Facsimile: 240.497.4065
E-Mail:lpowers@toucancapital.com
Counterpart Signature Page To Conversion Agreement

Exhibit A
TERMINATION AGREEMENT
Filed separately as Exhibit 10.2 of this filing.

Exhibit B
Form of Amended and Restated Investor Rights Agreement
     Filed separately as Exhibit 10.3 of this filing.